Exhibit 10.1

SHARE PURCHASE AGREEMENT

K25.ai / PredicXion Group Limited and NewGenIVF Group Limited

Date: 28 May 2026

Parties

1.	PredicXion Group Limited, a company organised under the laws of the British Virgin Islands, with registered address at Aegis Chambers, 1st floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (the “Company”);

2.	NewGenIVF Group Limited, a British Virgin Islands incorporated company, with registered address at 1/F, Pier 2, Central, Hong Kong (the “Buyer”); and

3.	The shareholders of the Company listed in Schedule A (each a “Seller” and collectively, the “Sellers”).

Each of the Company, Buyer and the Sellers is referred to as a “Party” and collectively as the “Parties”.

Recitals

(A) The Parties have entered into a Heads of Agreement dated 15 May 2026 (the “HoA”) setting out the binding terms for the acquisition by Buyer of a 2% equity interest in the Company and an option to acquire an additional 8% equity interest.

(B) This Agreement sets forth the definitive terms of the acquisition of the Initial Purchased Shares and the Top-Up Option, and supersedes the HoA to the extent of any inconsistency.

(C) Concurrently with Closing, Buyer and the Company will enter into an Exclusive Agency Agreement in the form attached as Exhibit A.

1. Definitions and Interpretation

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are open for general business in the British Virgin Islands, Singapore and Hong Kong.

“Closing” means completion of the sale and purchase of the Initial Purchased Shares in accordance with Clause 4.

“Closing Date” means the date on which Closing occurs, which shall be within two Business Days after satisfaction or waiver of the Closing Conditions.

“Consideration Shares” means 666,667 Class A ordinary shares of Buyer to be issued to the Sellers at Closing.

“Seller Dedicated Wallet” means the digital asset wallet address, or wallet addresses, designated in writing by the Sellers for receipt of the cash/digital asset portion of the Initial Consideration, the deposit and any Top-Up Option consideration payable to the Sellers.

“Initial Purchased Shares” means an aggregate of 2% of the fully diluted equity of the Company, allocated among the Sellers as set out in Schedule A.

“Material Adverse Change” means any event that has a material adverse effect on the legal authority of a Party to consummate the transaction, excluding changes in market conditions, crypto or digital asset markets, securities markets, regulatory developments generally affecting the industry, changes in business plans, or matters disclosed to Buyer before signing.

“Minimum Price” means the lower of (i) the Nasdaq official closing price on the trading day immediately preceding the relevant reference date, or (ii) the average Nasdaq official closing price for the five trading days immediately preceding such reference date.

“Top-Up Option” means the option granted to Buyer under Clause 6.

“Top-Up Option Shares” means additional shares of the Company representing up to 8% of its fully diluted equity, exercisable in accordance with Clause 6.

2. Sale and Purchase of Initial Purchased Shares

Upon the terms and subject to the conditions of this Agreement, each Seller severally sells, transfers and delivers to Buyer, and Buyer purchases from each Seller, such Seller’s portion of the Initial Purchased Shares, free and clear of all liens, claims and encumbrances.

3. Consideration for Initial Purchased Shares

The aggregate consideration for the Initial Purchased Shares is US$2,000,000 (the “Initial Consideration”), payable as follows:

Component	Amount	Form of Payment
Cash / Digital Asset	US$1,000,000

Transfer to the Seller Dedicated Wallet designated by the Sellers in writing, in USDC or such other digital asset as the Sellers may approve in writing. Payment by USD wire transfer or any other method shall be permitted only if the Sellers expressly agree in writing.

The Seller acknowledges that US$200,000 has been received as deposit pursuant to the HoA, and shall be applied towards the Cash / Digital Asset consideration payable hereunder.

Consideration Shares	666,667 Class A ordinary shares of Buyer	Book-entry delivery through Buyer’s transfer agent to the Company or the Sellers

3.1 Crypto Payment Control

The cash/digital asset portion of the Initial Consideration shall be paid directly to the Seller Dedicated Wallet in USDC, or such other stablecoin or digital asset as the Sellers may approve in writing. Payment shall not be made by wire transfer unless the Sellers expressly agree in writing. Any digital asset payment shall be subject to satisfactory AML, sanctions and wallet-screening checks, and receipt by the Sellers of value equivalent to US$1,000,000 net of all transfer costs, fees and deductions. Payment shall only be deemed completed upon irrevocable verified on-chain settlement in the Seller Dedicated Wallet, with sufficient confirmations reasonably satisfactory to the Sellers.

3.2 Consideration Shares; Tradability and Registration Rights

The Consideration Shares are being issued by Buyer in reliance on Regulation S under the United States Securities Act of 1933, as amended, and/or Section 4(a)(2) thereof, as a transaction exempt from US securities registration requirements. The Consideration Shares have not been registered under the Securities Act or any applicable US state securities laws, constitute “restricted securities” within the meaning of Rule 144 thereunder, and may not be offered, sold, or otherwise transferred except in compliance with applicable US securities laws. The Consideration Shares will bear a customary restrictive legend to that effect. The Company and/or each Seller receiving Consideration Shares, as applicable, acknowledges that it has been afforded the opportunity to obtain independent legal advice regarding the restrictions applicable to the Consideration Shares prior to Closing. If, prior to Closing, Buyer’s Class A ordinary shares are suspended from trading, delisted, subject to a trading halt exceeding five trading days, or otherwise not capable of lawful issuance or delivery, the Sellers may elect to receive the share portion of the Initial Consideration in cash instead.

4. Closing

Closing shall take place remotely by exchange of documents and signatures on the Closing Date.

4.1 Deliveries by Sellers and Company

●	Duly executed transfer forms and share certificates, or equivalent evidence of title, for the Initial Purchased Shares;

●	Certified copies of resolutions of the Company’s board and shareholders approving the transaction;

●	A certificate of the Company confirming that the Closing Conditions have been satisfied or waived;

●	The Exclusive Agency Agreement duly executed by the Company.

4.2 Deliveries by Buyer

●	The cash/digital asset portion of the Initial Consideration by verified on-chain transfer to the Seller Dedicated Wallet, or by such other payment method as the Sellers may expressly agree in writing;

●	Evidence of issuance of the Consideration Shares, including transfer agent confirmation or book-entry statement;

●	Certified copies of resolutions of Buyer’s board approving the transaction and the issuance of the Consideration Shares;

●	The Exclusive Agency Agreement duly executed by Buyer.

5. Closing Conditions

The obligations of the Parties to complete Closing are subject to satisfaction or waiver of the following conditions:

5.1 Due Diligence

Buyer shall have completed confirmatory due diligence on the Company, limited to corporate authority, capitalisation, ownership and material legal or regulatory restrictions that would prevent Closing. Buyer shall be deemed to have completed and satisfied its due diligence condition unless it delivers a written notice specifying in reasonable detail any material uncured issue within five Business Days after receipt of the Company’s due diligence materials. Buyer may not refuse to close on the basis of due diligence except where the issue constitutes a material legal impediment to Closing.

5.2 Other Conditions

●	Each Party shall have obtained all necessary corporate approvals to consummate the Acquisition;

●	There shall have been no Material Adverse Change with respect to either Party;

●	Any applicable regulatory clearance, if required, shall have been obtained;

●	All pre-emptive rights of existing shareholders of the Company with respect to the Initial Purchased Shares shall have been waived;

●	Any required third-party consents shall have been obtained;

●	The Exclusive Agency Agreement shall have been executed by both parties; and

●	If the standard anti-dilution provisions, right to participation, preemption rights, and tag-and-drag along rights relating to the Initial Purchased Shares are set out in a shareholders’ agreement, the deed of accession or an amendment to the shareholders’ agreement to include the Buyer shall be in agreed form, and executed on Closing.

5.3 Board Nomination

Buyer shall take all necessary corporate actions to appoint or nominate the Company’s three designated independent non-executive director candidates effective no later than Closing, subject only to applicable Nasdaq and SEC independence requirements. If any nominee is rejected on reasonable legal or regulatory grounds, the Company shall have the right to designate a replacement nominee.

6. Top-Up Option

6.1 Grant of Option

Buyer is granted an irrevocable option to acquire from the Sellers, on a pro rata basis, additional shares of the Company representing up to 8% of the Company’s fully diluted equity, bringing Buyer’s total ownership to up to 10%. Subject to Clause 6.4, the voluntary exercise of the Top-Up Option is exercisable at any time within three months after the date of this Agreement. For the avoidance of doubt, the expiry of the voluntary exercise period shall not limit, extinguish, waive, or otherwise affect Buyer’s mandatory exercise obligation under Clause 6.4.

6.2 Exercise Price

The consideration for each 1% of the Company’s equity acquired under the Top-Up Option shall be US$1,000,000, payable 50% in cash and 50% in Buyer’s Class A ordinary shares. For a full 8% exercise, the total consideration shall be US$8,000,000, comprising US$4,000,000 in cash and Buyer shares with a value of US$4,000,000. The share issuance price shall be 110% of the Minimum Price at the relevant exercise date.

6.3 Exercise Procedure

Buyer may exercise the Top-Up Option by delivering a written Top-Up Exercise Notice to the Company and the Sellers, specifying the percentage, in whole increments of 1%, it wishes to acquire. Within 15 days after delivery of the notice, a closing for the Top-Up Option shall occur.

6.4 Mandatory Exercise in Certain Events

If, at any time after the date of this Agreement, Buyer completes any financing transaction in which K25.ai, PredicXion, the Platform, prediction markets, information markets, AI live-streaming, or this Agreement is referenced as a material investment rationale, use of proceeds, strategic asset, business pivot, or value driver, Buyer shall be required to exercise not less than 4% of the Top-Up Option. This mandatory exercise obligation is independent of, and shall survive notwithstanding the expiry of, the three-month voluntary exercise period under Clause 6.1.

Failure by Buyer to complete the mandatory Top-Up Closing within 15 Business Days after the trigger event shall constitute a material breach, and the Company shall be entitled to specific performance, injunctive relief, and liquidated damages equal to 120% of the unpaid mandatory Top-Up consideration.

6.5 Regulatory Compliance

Buyer shall ensure that at the time of any Top-Up Exercise, the issuance price is at least equal to the Minimum Price, as adjusted, so that shareholder approval under Nasdaq Rule 5635(d) is not required, unless such approval has already been obtained.

7. Representations and Warranties

7.1 By each Seller

Each Seller severally, and not jointly, represents and warrants solely with respect to itself and the shares sold by it that:

●	such Seller has good and marketable title to its portion of the Initial Purchased Shares, free of all liens;

●	such Seller has full power and authority to enter into this Agreement and to transfer its portion of the Initial Purchased Shares;

●	no consent or approval is required for such transfer, except as disclosed to Buyer in writing or obtained before Closing; and

●	if such Seller receives any Consideration Shares, such Seller is a sophisticated investor for the purpose of US securities laws, and is not acquiring the Consideration Shares on behalf of, or for the account or benefit of, any US person as defined in Regulation S under the Securities Act.

7.2 By the Company

The Company represents and warrants that it is duly organised and validly existing under BVI law, and that its authorised and outstanding share capital is as set out in Schedule B. To the Company’s knowledge, except as disclosed to Buyer in writing, there are no pending litigation proceedings or material regulatory orders specifically against the Company that would legally prevent Closing. If the Company receives any Consideration Shares, the Company is a sophisticated investor for the purpose of US securities laws, and is not acquiring the Consideration Shares on behalf of, or for the account or benefit of, any US person as defined in Regulation S under the Securities Act.

7.3 By Buyer

Buyer represents and warrants that:

●	it is duly organised and validly existing under BVI law;

●	it is a Foreign Private Issuer listed on Nasdaq under the symbol “NIVF”;

●	the Consideration Shares and any shares issued pursuant to a Top-Up Exercise, when issued, will be validly issued, fully paid and non-assessable;

●	Buyer’s SEC filings are current and it is in compliance with applicable Nasdaq listing standards, except as expressly disclosed in writing to the Company before signing;

●	Buyer is not aware of any pending Nasdaq delisting determination, trading suspension, SEC enforcement inquiry, or material undisclosed event that would reasonably be expected to impair the value, issuance, or tradability of the Consideration Shares;

●	Buyer has full authority and sufficient authorised share capital to issue all Consideration Shares and Top-Up shares without shareholder approval, except as expressly disclosed in writing before signing; and

●	the issuance of Consideration Shares will not violate Nasdaq rules, SEC rules, Buyer’s constitutional documents, or any existing financing agreement.

8. Covenants

8.1 Exclusive Agency Agreement

Concurrently with Closing, Buyer and the Company shall enter into the Exclusive Agency Agreement in the form attached as Exhibit A.

8.2 Board Observer

For as long as Buyer holds any equity in the Company, Buyer shall have the right to designate one non-voting observer to the Company’s board of directors, subject to confidentiality obligations and conflict-of-interest restrictions reasonably determined by the Company.

8.3 Information Rights

The Company shall provide Buyer with quarterly unaudited financial statements and annual audited financial statements, once available.

8.4 Use of Proceeds

The Parties acknowledge that the Initial Consideration and any Top-Up Option consideration are payable to the Sellers unless otherwise agreed in writing. To the extent any portion of such proceeds is separately contributed, advanced or assigned to the Company, such funds shall be used by the Company as working capital for expansion of the K25.ai platform in the Asia-Pacific region, subject to the Company’s board-approved budget and business plan.

9. Deposit and Termination Payments

The US$200,000 deposit shall be non-refundable except where Closing fails solely due to the Company’s uncured material breach of this Agreement or the Company’s failure to satisfy a Closing Condition within the Company’s control, including failure to obtain required corporate approval. If Buyer fails to close after satisfaction or waiver of the Closing Conditions, or if Closing does not occur within the applicable closing period or long-stop period for any reason other than the Company’s uncured material breach or failure to satisfy a Closing Condition within the Company’s control, the deposit shall be forfeited to the Sellers as liquidated damages, without prejudice to the Company’s and the Sellers’ right to specific performance. In addition, if Buyer fails to complete Closing after the Closing Conditions have been satisfied or waived, if Closing does not occur after the expiry of the applicable closing period or long-stop period for any reason other than the Company’s uncured material breach or failure to satisfy a Closing Condition within the Company’s control, or if Buyer otherwise materially breaches this Agreement in a manner that causes Closing not to occur, Buyer shall pay to the Sellers an additional penalty and liquidated damages amount of US$800,000 (the “US$800,000 Penalty”) within five Business Days after written demand by the Sellers. For the avoidance of doubt, Buyer shall remain liable to pay the US$800,000 Penalty even if no transaction or deal is completed after the closing period has expired, unless the failure to complete Closing is caused solely by the Company’s uncured material breach or failure to satisfy a Closing Condition within the Company’s control. The Parties agree that the US$800,000 Penalty represents a genuine pre-estimate of the loss, commercial disruption, opportunity cost and reputational harm that would be suffered by the Company and the Sellers if Buyer fails to complete the transaction. The US$800,000 Penalty shall be automatically waived and fully released only upon completion of the full US$2,000,000 Initial Consideration investment, including receipt of the US$1,000,000 cash/crypto portion in the Seller Dedicated Wallet or otherwise as approved by the Sellers, and valid issuance and delivery of the US$1,000,000 share consideration represented by 666,667 Consideration Shares to the Sellers.

10. Termination

●	by mutual written consent of Buyer and the Company;

●	by either Party if Closing has not occurred within two months from the date hereof, as extended by mutual consent, provided that any such termination shall not affect the Sellers’ entitlement to the forfeited deposit and the US$800,000 Penalty under Clause 9 where Closing did not occur for any reason other than the Company’s uncured material breach or failure to satisfy a Closing Condition within the Company’s control;

●	by Buyer only if a Closing Condition has not been satisfied due to a material legal impediment to Closing caused by the Company’s uncured material breach or failure to satisfy a Closing Condition within the Company’s control and is not curable within 15 days after notice;

●	by the Company if Buyer materially breaches this Agreement and fails to cure within 15 days after notice, without prejudice to the Company’s and Sellers’ rights to the deposit, US$800,000 Penalty, specific performance and other remedies under this Agreement.

11. Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of the British Virgin Islands. Any dispute arising out of or relating to this Agreement shall be finally resolved by arbitration administered by the BVI International Arbitration Centre under the BVI Arbitration Rules. The number of arbitrators shall be one. The language of the arbitration shall be English.

12. Miscellaneous

●	Entire Agreement: This Agreement, together with the HoA to the extent not inconsistent and the Exhibits, constitutes the entire agreement between the Parties.

●	Amendments: Only in writing signed by all Parties.

●	Counterparts: This Agreement may be executed in counterparts.

●	Waiver of US$800,000 Penalty upon Completion of Full US$2,000,000 Investment: The US$800,000 Penalty shall be waived only upon completion of the full US$2,000,000 Initial Consideration investment, including receipt of the US$1,000,000 cash/crypto portion in the Seller Dedicated Wallet or otherwise as approved by the Sellers, and valid issuance and delivery of the US$1,000,000 share consideration represented by 666,667 Consideration Shares to the Sellers. Until such full investment has been completed, no waiver, release or discharge of the US$800,000 Penalty shall be effective unless expressly agreed in writing by the Sellers.

PREDICXION GROUP LIMITED

By:	/s/ Andy Cheung
Name:	Andy Cheung
Title:	CEO

NEWGENIVF GROUP LIMITED

By:	/s/ Alfred Siu
Name:	Alfred Siu
Title:	CEO

SELLERS

By:	/s/ Andy Cheung
Name:	Andy Cheung
Title:	CEO

Schedule A - Sellers and Allocation of Initial Purchased Shares

Seller Name	Number of Shares	Percentage of Company
Kong Yiu CHEUNG	50,000	10%

Schedule B - Capitalisation of the Company

Kong Yiu CHEUNG 100%

Exhibit A - Form of Exclusive Agency Agreement

[Attached separately]